Exhibit 99.1

IAC REPORTS Q4 2016

NEW YORK— February 1, 2017—IAC (NASDAQ: IAC) released fourth quarter 2016 results today.  It also separately posted a letter to shareholders from CEO Joey Levin on the Investor Relations section of its website at www.iac.com/Investors.

SUMMARY RESULTS
($ in millions except per share amounts)

	Q4 2016	Q4 2015	Growth	FY 2016	FY 2015	Growth
Revenue	$811.2	$848.7	-4%	$3,139.9	$3,230.9	-3%

Operating income (loss)	112.8	(5.4)	NM	(32.6)	179.6	NM
Net earnings (loss)	102.1	(31.8)	NM	(41.3)	119.5	NM
GAAP Diluted EPS	1.18	(0.38)	NM	(0.52)	1.33	NM

Adjusted EBITDA	164.3	160.8	2%	501.2	485.8	3%
Adjusted Net Income	114.2	64.7	77%	245.0	268.0	-9%
Adjusted EPS	1.38	0.75	84%	2.95	3.04	-3%

See reconciliations of GAAP to non-GAAP measures beginning on page 12.

Q4 2016 HIGHLIGHTS

•                  IAC repurchased 1.7 million shares of common stock from November 3, 2016 through January 30, 2017, at an average price of $67.83 per share, or $118.1 million in aggregate.

•                  Over the last 12 months, IAC has repurchased 7.0 million shares, representing over 8% of the outstanding capital stock of the Company, at an average price of $52.00 per share or $365.4 million in aggregate.

•                  Match Group revenue increased 19% to $319.7 million driven by a 22% increase in Dating revenue due to 23% growth in Average PMC to 5.7 million globally.  Tinder ended Q4 2016 with PMC of over 1.7 million, more than doubling year-over-year.

•                  Operating income increased 65% to $111.3 million and Adjusted EBITDA increased 29% to $128.5 million.

•                  HomeAdvisor revenue increased 35% to $123.7 million driven by a 39% increase in domestic revenue and a 27% increase in international revenue.  Domestic revenue growth was driven by 41% growth in paying service professionals to 143,000 and 34% growth in service requests.  Full year 2016 HomeAdvisor revenue was $498.9 million, up 38% year-over-year, accelerating from the 27% revenue growth in 2015.

•                  Operating income increased 215% to $8.7 million and Adjusted EBITDA increased 119% to $12.6 million.  Full year 2016 operating income and Adjusted EBITDA were $35.3 million and $48.5 million, up 448% and 162%, respectively, year-over-year.

•                  In the Video segment, Vimeo paid subscribers ended Q4 2016 at 768,000, up 14% year-over-year.

•                  Applications revenue, operating income and Adjusted EBITDA were $158.4 million, $33.8 million and $37.6 million, respectively, increasing sequentially from Q3 2016 by 11%, 16% and 9%, respectively.

•                  Continuing our efforts to manage costs at Publishing, the segment incurred $8.7 million of restructuring charges in Q4 2016, $7.4 million of which related to vacating a data center as highlighted in our Q3 2016 Shareholder Letter.

•                  IAC sold ShoeBuy on December 30, 2016 for approximately $70 million.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

	Q4 2016	Q4 2015	Growth
	$ in millions
Revenue
Match Group	$319.7	$267.6	19%
HomeAdvisor	123.7	91.8	35%
Video	66.3	66.0	0%
Applications	158.4	179.2	-12%
Publishing	81.1	179.5	-55%
Other	62.2	64.8	-4%
Intercompany Elimination	(0.2)	(0.1)	-169%
	$811.2	$848.7	-4%
Operating Income (Loss)
Match Group	$111.3	$67.6	65%
HomeAdvisor	8.7	2.8	215%
Video	(2.5)	(2.2)	-14%
Applications	33.8	37.1	-9%
Publishing (a)	(9.7)	(70.4)	86%
Other	1.3	(8.4)	NM
Corporate	(30.1)	(31.9)	6%
	$112.8	$(5.4)	NM
Adjusted EBITDA
Match Group	$128.5	$99.3	29%
HomeAdvisor	12.6	5.8	119%
Video	0.5	(1.4)	NM
Applications	37.6	41.7	-10%
Publishing (a)	(0.9)	22.7	NM
Other	1.9	7.4	-74%
Corporate	(15.9)	(14.7)	-8%
	$164.3	$160.8	2%

(a) Includes $8.7 million of restructuring charges in Q4 2016, $7.4 million of which related to vacating a data center.

Match Group

Dating revenue increased 22% driven by higher Average PMC at both North America and International.  Average PMC increased 15% and 38% at North America and International, respectively, due mainly to Tinder, Meetic, Pairs and PlentyOfFish, which was acquired in October 2015.

Operating income increased 65% to $111.3 million and Adjusted EBITDA increased 29% to $128.5 million due primarily to higher revenue, reduced selling and marketing expenses as a percentage of revenue and $1.3 million in lower costs related to the consolidation and streamlining of our technology systems and European operations at our Dating businesses.  Operating income also benefited from a decrease in stock-based compensation expense of $7.5 million and from income of $6.5 million in the current year as compared to a $0.4 million expense in the prior year resulting from changes in the amount of contingent consideration expected to be paid in connection with an acquisition.  The decrease in stock-based compensation expense is due primarily to the inclusion in the prior year of charges related to the modification of certain awards.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

Please refer to the Match Group Q4 2016 earnings release and the related investor presentation referenced therein for further detail.

HomeAdvisor

Revenue increased 35% to $123.7 million driven by a 39% growth at the domestic business and 27% growth at the international business.  Domestic revenue growth was driven by a 41% increase in paying service professionals to 143,000 and a 34% increase in service requests.  International revenue growth was driven by the acquisition of a controlling interest in MyHammer Holding AG on November 3, 2016, as well as organic growth across all other regions.  Operating income increased 215% to $8.7 million and Adjusted EBITDA increased 119% to $12.6 million due to higher revenue, notwithstanding a 34% increase in selling and marketing expenses (including 52% growth in TV marketing), $0.8 million in transaction-related costs and $0.5 million in transaction-related deferred revenue write-offs.

Video

Revenue was flat year-over-year at $66.3 million as growth at Vimeo was offset by slight declines at Electus due to the timing of projects and the absence of IAC Films revenue in the current year.  Operating loss increased 14% to $2.5 million due to a $2.1 million increase in amortization of intangibles related to the write-off of certain developed technology, partially offset by a $1.9 million improvement in Adjusted EBITDA to a profit of $0.5 million.  Adjusted EBITDA improved due to higher profits from Electus, reduced losses at Vimeo and a profit at Daily Burn as compared to a loss in the prior year, partially offset by higher IAC Films losses.

Applications

Revenue was $158.4 million in Q4 2016, up 11% sequentially from Q3 2016, driven by a 12% increase in Consumer and an 8% increase in Partnerships.  Revenue decreased 12% versus the prior year due to a 33% decline in Partnerships and a 3% decline in Consumer.  The Consumer decline was driven by lower search revenue from desktop applications (due primarily to lower marketing spend), partially offset by strong growth at Apalon and SlimWare, which together comprised 14% of total Applications revenue in Q4 2016.

Q4 2016 operating income and Adjusted EBITDA were $33.8 million and $37.6 million, respectively, 16% and 9% higher sequentially, respectively, from Q3 2016.  Operating income decreased 9% and Adjusted EBITDA decreased 10% from the prior year due primarily to lower revenue.

Publishing

Revenue decreased 55% to $81.1 million due to 64% lower Ask & Other revenue and 44% lower Premium Brands revenue.  Ask & Other revenue decreased due to a decline in revenue at Ask.com, primarily as a result of the new Google contract, which became effective April 1, 2016, as well as declines in revenue at certain other legacy businesses.  Premium Brands revenue decreased due primarily to declines in paid search traffic at About.com, mainly attributable to the new Google contract, partially offset by strong revenue growth at Investopedia and The Daily Beast.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

Operating loss improved $60.7 million to $9.7 million due to the inclusion in the prior year of an impairment charge of $88.0 million related to certain intangible assets, partially offset by Adjusted EBITDA declining $23.7 million to a loss of $0.9 million due to lower revenue and $8.7 million in restructuring charges, including $7.4 million related to vacating a data center.

Other

Revenue decreased 4% due to the sale of PriceRunner on March 18, 2016, partially offset by growth at ShoeBuy, which was sold on December 30, 2016.  Operating income increased $9.7 million due to the inclusion in the prior year of a goodwill impairment charge of $14.1 million at ShoeBuy, partially offset by a $5.5 million reduction in Adjusted EBITDA to $1.9 million due primarily to the sale of PriceRunner.

Corporate

Operating loss decreased 6% due to lower stock based-compensation in the current year, partially offset by a higher Adjusted EBITDA loss due to higher payroll related expenses and professional fees.

OTHER ITEMS

Interest expense decreased due primarily to redemptions and repurchases of the IAC 4.875% Senior Notes, repurchases of the IAC 4.75% Senior Notes as well as the partial prepayment and repricing of the Match Group term loan facility, partially offset by the issuance of the Match Group 6.375% Senior Notes in June 2016.

Net Income and Adjusted Net Income in Q4 2016 reflect a $37.5 million after-tax gain related to the sale of ShoeBuy, which positively impacted GAAP Diluted EPS and Adjusted EPS by $0.44 and $0.45, respectively.

Operating loss in Q4 2015 includes the $88.0 million intangible asset impairment charge in the Publishing segment and the $14.1 million goodwill impairment charge in the Other segment which impacted net loss and GAAP EPS by $69.4 million and $0.84, respectively.  These charges did not impact Adjusted Net Income.

The effective income tax rates for continuing operations in Q4 2016 and Q4 2015 were 10% and 14%, respectively, and the effective income tax rates for Adjusted Net Income in Q4 2016 and Q4 2015 were 17% and 40%, respectively.  The Q4 2016 effective income tax rates were lower than the prior year due primarily to the non-taxable gain on the sale of ShoeBuy in the current year and foreign income taxed at lower rates.

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LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2016, IAC had 78.4 million common and class B common shares outstanding.  As of January 30, 2017, the Company had 8.6 million shares remaining in its stock repurchase authorization.  IAC may purchase shares over an indefinite period on the open market and in privately negotiated transactions, depending on those factors IAC management deems relevant at any particular time, including, without limitation, market conditions, share price and future outlook.

As of December 31, 2016:

•                  The Company had $1.4 billion in cash and cash equivalents and marketable securities, of which IAC held $1.2 billion and Match Group held $253.7 million.

•                  The Company had $1.6 billion in long-term debt, of which IAC owed $428.3 million and Match Group owed $1.2 billion.

•                  IAC has a $300 million revolving credit facility and Match Group has a $500 million revolving credit facility.  Both credit facilities were undrawn as of December 31, 2016 and currently remain undrawn.

•                  During Q4 2016, IAC called for redemption a total of $20.0 million of its 4.875% Senior Notes (classified as current, pending redemption) and purchased $0.1 million of its 4.75% Senior Notes.  Match Group repaid $40.0 million of its term loan facility and repriced its remaining outstanding balance of $350 million to LIBOR plus 3.25%, with a LIBOR floor of 0.75%.

As of December 31, 2016, IAC’s ownership interest and voting interest in Match Group were 82.5% and 97.9%, respectively.

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OPERATING METRICS

	Q4 2016	Q4 2015	Growth

Match Group
Direct Revenue (in millions)(a)
North America (b)	$174.5	$149.2	17%
International (c)	106.7	77.6	37%
Total Direct Revenue(a)	$281.2	$226.8	24%
Indirect Revenue	13.7	14.7	-7%
Total Dating Revenue	$294.9	$241.5	22%
Non-dating Revenue	24.8	26.1	-5%
Total Revenue	$319.7	$267.6	19%

Dating Average PMC (in thousands) (d)
North America (b)	3,363	2,916	15%
International (c)	2,334	1,697	38%
Total Dating Average PMC	5,697	4,613	23%

Dating ARPPU(e)
North America (b)	$0.56	$0.56	1%
International (c)	$0.49	$0.49	-1%
Total Dating ARPPU	$0.53	$0.53	0%

HomeAdvisor
Domestic Revenue (in millions) (f)	$105.3	$75.6	39%
Domestic Service Requests (000s) (f)(g)	3,097	2,308	34%
Domestic Paying Service Professionals (000s) (f)(h)	143	102	41%

Video (in thousands)
Vimeo Ending Subscribers	768	676	14%

Applications (in millions)
Revenue
Consumer (i)	$124.1	$128.4	-3%
Partnerships (j)	34.3	50.8	-33%
Total Revenue	$158.4	$179.2	-12%

Publishing (in millions)
Revenue
Premium Brands (k)	$45.8	$82.4	-44%
Ask & Other (l)	35.3	97.1	-64%
Total Revenue	$81.1	$179.5	-55%

See notes on following page

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OPERATING METRICS NOTES

(a) Direct Revenue is revenue that is directly received from an end user of our products.

(b) North America consists of our Dating businesses for customers located in the United States and Canada.

(c) International consists of our Dating businesses for customers located outside of the United States and Canada.

(d) Average PMC is calculated by summing the number of paid subscribers, or paid member count (PMC), at the end of each day in the relevant measurement period and dividing it by the number of calendar days in that period.

(e) We have adjusted the definition of ARPPU to exclude non-subscriber Direct Revenue, which has grown during the current quarter.  This adjustment results in changes to previously disclosed ARPPU, which included non-subscriber revenues.  ARPPU, or Average Revenue per Paying User, is now defined as Direct Revenue from subscribers in the relevant measurement period (whether in the form of subscription payments or à la carte payments) divided by the Average PMC in such period divided by the number of calendar days in such period.

(f)  Domestic reflects the HomeAdvisor branded marketplace service and its owned affiliates in the United States.  It excludes other domestic operating subsidiaries within the segment.

(g) Fully completed and submitted customer service requests on HomeAdvisor.

(h) The number of service professionals that had an active membership and/or paid for leads in the last month of the period.

(i)  Consumer revenue is composed of the direct-to-consumer downloadable desktop applications, including SlimWare, and Apalon, which houses our mobile operations.

(j)  Partnerships revenue is composed of our business-to-business partnership operations.

(k) Premium Brands revenue is composed of About.com, Dictionary.com, Investopedia and The Daily Beast.

(l)  Ask & Other revenue is principally composed of Ask.com and CityGrid.

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DILUTIVE SECURITIES

IAC has various tranches of dilutive securities.  The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

		Avg.
		Exercise	As of
	Shares	Price	1/27/17	Dilution at:

Share Price			$69.71	$70.00	$75.00	$80.00	$85.00

Absolute Shares as of 1/27/17	77.7		77.7	77.7	77.7	77.7	77.7

Subsidiary denominated equity and RSUs	3.3		2.0	2.0	1.8	1.7	1.6
Options	7.9	$52.52	1.3	1.3	1.5	1.7	1.9
Total Dilution			3.3	3.3	3.4	3.4	3.5
% Dilution			4.1%	4.1%	4.1%	4.2%	4.3%
Total Diluted Shares Outstanding			81.0	81.0	81.1	81.2	81.2

The dilution calculation above assumes that all exercise proceeds from IAC options (from both vested and unvested awards) and all expected tax benefits associated with the vesting and exercise of all awards, are used to purchase IAC shares at the time of such vesting or exercise (as the case may be), whether or not such repurchases actually occur.  This presentation differs from the treasury stock method used for GAAP because it (i) excludes from the assumed proceeds the future non-cash compensation of all unvested stock-based awards, (ii) includes in the assumed proceeds the entire estimated tax benefit received rather than only the excess tax benefit, and (iii) includes the dilution related to performance-based awards that are considered probable of vesting.  We believe this method of presentation better reflects the determination of fully diluted shares of the Company.

* Assumes Match Group subsidiary denominated stock-based awards are settled with shares of Match Group common stock; therefore, no dilution from these awards is included in the table above.

CONFERENCE CALL

IAC will audiocast a conference call to answer questions regarding the Company’s fourth quarter 2016 results on Thursday, February 2, 2017, at 8:30 a.m. Eastern Time.  This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business.  The live audiocast will be open to the www.iac.com/Investors.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS
($ in thousands except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

Revenue	$811,162	$848,728	$3,139,882	$3,230,933
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	212,468	214,084	755,730	778,161
Selling and marketing expense	275,004	315,274	1,245,263	1,345,576
General and administrative expense	129,954	147,364	547,160	525,629
Product development expense	46,197	47,220	197,885	185,766
Depreciation	20,355	15,512	71,676	62,205
Amortization of intangibles	14,364	100,648	79,426	139,952
Goodwill impairment	—	14,056	275,367	14,056
Total operating costs and expenses	698,342	854,158	3,172,507	3,051,345

Operating income (loss)	112,820	(5,430)	(32,625)	179,588

Interest expense	(26,488)	(28,366)	(109,110)	(73,636)
Other income (expense), net	40,056	(2,827)	60,461	36,921
Earnings (loss) from continuing operations before income taxes	126,388	(36,623)	(81,274)	142,873
Income tax (provision) benefit	(12,460)	5,206	64,934	(29,516)
Earnings (loss) from continuing operations	113,928	(31,417)	(16,340)	113,357
Earnings from discontinued operations, net of tax	189	28	189	17
Net earnings (loss)	114,117	(31,389)	(16,151)	113,374
Net (earnings) loss attributable to noncontrolling interests	(12,066)	(460)	(25,129)	6,098
Net earnings (loss) attributable to IAC shareholders	$102,051	$(31,849)	$(41,280)	$119,472

Per share information attributable to IAC shareholders:
Basic earnings (loss) per share from continuing operations	$1.29	$(0.38)	$(0.52)	$1.44
Diluted earnings (loss) per share from continuing operations	$1.18	$(0.38)	$(0.52)	$1.33

Basic earnings (loss) per share	$1.29	$(0.38)	$(0.52)	$1.44
Diluted earnings (loss) per share	$1.18	$(0.38)	$(0.52)	$1.33

Dividends declared per share	$—	$0.34	$—	$1.36

Stock-based compensation expense by function:
Cost of revenue	$401	$364	$2,305	$1,210
Selling and marketing expense	974	2,902	6,000	10,186
General and administrative expense	17,194	26,478	77,151	82,798
Product development expense	3,641	3,837	19,364	11,256
Total stock-based compensation expense	$22,210	$33,581	$104,820	$105,450

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC CONSOLIDATED BALANCE SHEET
($ in thousands)

	December 31,	December 31,
	2016	2015
ASSETS

Cash and cash equivalents	$1,329,187	$1,481,447
Marketable securities	89,342	39,200
Accounts receivable, net	220,138	250,077
Other current assets	204,068	174,286
Total current assets	1,842,735	1,945,010

Property and equipment, net	306,248	302,817
Goodwill	1,924,052	2,245,364
Intangible assets, net	355,451	440,828
Long-term investments	122,810	137,386
Other non-current assets	94,577	117,286
TOTAL ASSETS	$4,645,873	$5,188,691

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current portion of long-term debt	$20,000	$40,000
Accounts payable, trade	62,863	86,883
Deferred revenue	285,615	258,412
Accrued expenses and other current liabilities	344,910	383,251
Total current liabilities	713,388	768,546

Long-term debt, net of current portion	1,582,484	1,726,954
Income taxes payable	33,528	33,692
Deferred income taxes	228,798	348,773
Other long-term liabilities	44,178	64,510

Redeemable noncontrolling interests	32,827	30,391

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common stock	256	254
Class B convertible common stock	16	16
Additional paid-in capital	11,921,559	11,486,315
Retained earnings	290,114	331,394
Accumulated other comprehensive loss	(166,123)	(152,103)
Treasury stock	(10,176,600)	(9,861,350)
Total IAC shareholders’ equity	1,869,222	1,804,526
Noncontrolling interests	141,448	411,299
Total shareholders’ equity	2,010,670	2,215,825
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,645,873	$5,188,691

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC CONSOLIDATED STATEMENT OF CASH FLOWS

($ in thousands)

	Twelve Months Ended December 31,
	2016	2015

Cash flows from operating activities attributable to continuing operations:
(Loss) earnings from continuing operations	$(16,340)	$113,357
Adjustments to reconcile (loss) earnings from continuing operations to net cash provided by operating activities attributable to continuing operations:
Stock-based compensation expense	104,820	105,450
Depreciation	71,676	62,205
Amortization of intangibles	79,426	139,952
Goodwill impairment	275,367	14,056
Excess tax benefits from stock-based awards	(51,764)	(56,418)
Deferred income taxes	(119,181)	(59,786)
Equity in losses (earnings) of unconsolidated affiliates	549	(772)
Acquisition-related contingent consideration fair value adjustments	2,555	(15,461)
Gains on sale of businesses, investments and assets, net	(50,965)	(1,005)
Gain on real estate transaction	—	(34,341)
Impairment of long-term investments	10,680	6,689
Other adjustments, net	4,734	26,496
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	1,283	(29,680)
Other assets	(12,905)	(21,174)
Accounts payable and other current liabilities	(52,359)	8,756
Income taxes payable	8,998	24,167
Deferred revenue	35,803	66,914
Net cash provided by operating activities attributable to continuing operations	292,377	349,405
Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	(18,403)	(617,402)
Capital expenditures	(78,039)	(62,049)
Investments in time deposits	(87,500)	—
Proceeds from maturities of time deposits	87,500	—
Proceeds from maturities and sales of marketable debt securities	252,369	218,462
Purchases of marketable debt securities	(313,943)	(93,134)
Purchases of investments	(12,565)	(34,470)
Net proceeds from the sale of businesses, investments and assets	172,228	9,413
Other, net	11,215	(3,541)
Net cash provided by (used in) investing activities attributable to continuing operations	12,862	(582,721)
Cash flows from financing activities attributable to continuing operations:
Purchase of treasury stock	(308,948)	(200,000)
Proceeds from Match Group 2016 Senior Notes offering	400,000	—
Borrowings under Match Group Term Loan	—	788,000
Fees and expenses related to note exchange	—	(6,954)
Principal payments on Match Group Term Loan	(450,000)	—
Debt issuance costs	(7,811)	(19,050)
Proceeds from Match Group initial public offering, net of fees and expenses	—	428,789
Principal payments on IAC debt, including redemptions and repurchases of Senior Notes	(126,409)	(80,000)
Dividends	—	(113,196)
Issuance of IAC common stock pursuant to stock-based awards, net of withholding taxes	(895)	(38,418)
Issuance of Match Group common stock pursuant to stock-based awards, net of withholding taxes	9,548	—
Repurchase of stock-based awards	—	(23,431)
Excess tax benefits from stock-based awards	51,764	56,418
Purchase of noncontrolling interests	(2,740)	(32,207)
Acquisition-related contingent consideration payments	(2,180)	(5,750)
Funds held in escrow for MyHammer tender offer	(10,548)	—
Other, net	(2,846)	(19,393)
Net cash (used in) provided by financing activities attributable to continuing operations	(451,065)	734,808
Total cash (used in) provided by continuing operations	(145,826)	501,492
Total cash used in discontinued operations	—	(152)
Effect of exchange rate changes on cash and cash equivalents	(6,434)	(10,298)
Net (decrease) increase in cash and cash equivalents	(152,260)	491,042
Cash and cash equivalents at beginning of period	1,481,447	990,405
Cash and cash equivalents at end of period	$1,329,187	$1,481,447

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RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

IAC RECONCILIATION OF OPERATING CASH FLOW FROM CONTINUING OPERATIONS TO FREE CASH FLOW

($ in millions; rounding differences may occur)

	Twelve Months Ended December 31,
	2016	2015
Net cash provided by operating activities attributable to continuing operations	$292.4	$349.4
Capital expenditures	(78.0)	(62.0)
Tax payments related to sales of a business and an investment	—	(2.1)
Free Cash Flow	$214.3	$285.3

For the twelve months ended December 31, 2016, Free Cash Flow decreased $70.9 million due to higher interest payments and higher capital expenditures, partially offset by higher Adjusted EBITDA and lower income tax payments.

IAC RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

(in thousands except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net earnings (loss) attributable to IAC shareholders	$102,051	$(31,849)	$(41,280)	$119,472
Stock-based compensation expense	22,210	33,581	104,820	105,450
Amortization of intangibles	14,364	100,648	79,426	139,952
Acquisition-related contingent consideration fair value adjustments	(5,438)	2,445	2,555	(15,461)
Goodwill impairment	—	14,056	275,367	14,056
Discontinued operations, net of tax	(189)	(28)	(189)	(17)
Impact of income taxes and noncontrolling interests	(18,763)	(54,186)	(175,682)	(95,448)
Adjusted Net Income	$114,235	$64,667	$245,017	$268,004

GAAP Basic weighted average shares outstanding	79,113	83,004	80,045	82,944
Options, subsidiary denominated equity and RSUs, treasury method	6,241	—	—	5,323
GAAP Diluted weighted average shares outstanding	85,354	83,004	80,045	88,267
Options, subsidiary denominated equity and RSUs, treasury method not included in diluted shares above	—	2,623	2,514	—
Impact of RSUs and other	(2,687)	607	474	(216)
Adjusted EPS weighted average shares outstanding	82,667	86,234	83,033	88,051

GAAP Diluted earnings (loss) per share	$1.18	$(0.38)	$(0.52)	$1.33

Adjusted EPS	$1.38	$0.75	$2.95	$3.04

For GAAP diluted EPS purposes, RSUs, including performance-based RSUs and market-based awards for which the applicable performance or market condition(s) have been met, are included on a treasury method basis.  For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding, including performance-based RSUs outstanding that the Company believes are probable of vesting.  Adjusted EPS does not include any shares issuable in settlement of Match Group subsidiary denominated equity as such equity is assumed to be settled with Match Group common stock.

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IAC RECONCILIATION OF SEGMENT GAAP MEASURE TO NON-GAAP MEASURE

($ in millions; rounding differences may occur)

	For the three months ended December 31, 2016
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Adjusted EBITDA
Match Group	$111.3	$11.6	$8.6	$3.5	$(6.5)	$128.5
HomeAdvisor	8.7	0.4	2.6	0.9	—	12.6
Video	(2.5)	—	0.5	2.5	—	0.5
Applications	33.8	—	1.8	0.9	1.0	37.6
Publishing	(9.7)	—	2.2	6.6	—	(0.9)
Other	1.3	—	0.7	—	—	1.9
Corporate	(30.1)	10.2	4.0	—	—	(15.9)
Total	$112.8	$22.2	$20.4	$14.4	$(5.4)	$164.3

	For the three months ended December 31, 2015
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Goodwill Impairment	Adjusted EBITDA
Match Group	$67.6	$19.1	$6.2	$6.0	$0.4	$—	$99.3
HomeAdvisor	2.8	0.4	1.8	0.8	—	—	5.8
Video	(2.2)	—	0.4	0.4	—	—	(1.4)
Applications	37.1	—	1.1	1.5	2.0	—	41.7
Publishing	(70.4)	—	2.3	90.8	—	—	22.7
Other	(8.4)	—	0.6	1.2	—	14.1	7.4
Corporate	(31.9)	14.1	3.1	—	—	—	(14.7)
Total	$(5.4)	$33.6	$15.5	$100.6	$2.4	$14.1	$160.8

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IAC RECONCILIATION OF SEGMENT GAAP MEASURE TO NON-GAAP MEASURE

($ in millions; rounding differences may occur)

	For the twelve months ended December 31, 2016
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Goodwill impairment	Adjusted EBITDA
Match Group	$305.9	$53.0	$31.2	$23.0	$(9.2)	$—	$404.0
HomeAdvisor	35.3	1.6	8.4	3.2	—	—	48.5
Video	(27.7)	0.6	1.8	4.2	(0.2)	—	(21.2)
Applications	109.7	—	5.1	5.5	12.0	—	132.3
Publishing	(334.4)	—	8.5	42.9	—	275.4	(7.6)
Other	(2.0)	—	2.7	0.6	(0.1)	—	1.2
Corporate	(119.4)	49.6	13.9	—	—	—	(56.0)
Total	$(32.6)	$104.8	$71.7	$79.4	$2.6	$275.4	$501.2

	For the twelve months ended December 31, 2015
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Goodwill Impairment	Adjusted EBITDA
Match Group	$193.6	$50.1	$26.0	$20.1	$(11.1)	$—	$278.7
HomeAdvisor	6.5	1.6	6.6	3.8	—	—	18.5
Video	(38.8)	0.4	1.1	1.6	(2.6)	—	(38.4)
Applications	175.1	—	4.6	6.3	(1.8)	—	184.3
Publishing	(26.7)	—	9.6	104.9	—	—	87.8
Other	(9.2)	—	2.5	3.3	—	14.1	10.6
Corporate	(120.9)	53.4	11.9	—	—	—	(55.7)
Total	$179.6	$105.4	$62.2	$140.0	$(15.5)	$14.1	$485.8

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IAC’S PRINCIPLES OF FINANCIAL REPORTING

IAC reports Adjusted EBITDA, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP.  These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated.  We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.  IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures.  We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release.  Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements.  We believe Adjusted EBITDA is a useful measure for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors.  Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments.  The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, and we believe that by excluding these items, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business, from which capital investments are made and debt is serviced.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net earnings attributable to IAC shareholders excluding, net of tax effects and noncontrolling interests, if applicable: (1) stock-based compensation expense, (2) acquisition-related items consisting of (i) amortization of intangibles and impairments of goodwill and intangible assets and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements, and (3) discontinued operations.  We believe Adjusted Net Income is useful to investors because it represents IAC’s consolidated results taking into account depreciation, which management believes is an ongoing cost of doing business, as well as other charges that are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by fully diluted weighted average shares outstanding for Adjusted EPS purposes.  We include dilution from options in accordance with the treasury stock method and include all restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS, with performance-based RSUs included based on the number of shares that the Company believes are probable of vesting.  This differs from the GAAP method for including RSUs, which are treated on a treasury method, and performance-based RSUs, which are included for GAAP purposes only to the extent the applicable performance condition(s) have been met (assuming the end of the reporting period is the end of the contingency period), which increases shares outstanding for Adjusted EPS purposes.  Market-based awards are included in both GAAP and Adjusted EPS only to the extent that the market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period).  Match Group subsidiary denominated equity is assumed to be settled in Match Group shares for Adjusted EPS; GAAP EPS reflects Match Group subsidiary denominated equity as being settled in IAC shares, if the effect is more dilutive than settling in Match Group shares.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges, which are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses, and is computed in a manner that is generally consistent with management’s view of dilution.  Adjusted Net Income and Adjusted EPS have the same limitations as Adjusted EBITDA.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC’S PRINCIPLES OF FINANCIAL REPORTING - continued

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures.  In addition, Free Cash Flow excludes, if applicable, tax payments and refunds related to the sales of certain businesses and investments, and dividends received that represent a return of capital due to the exclusion of the proceeds from these sales and dividends from cash provided by operating activities.  We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements.  Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into account stock repurchases.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Stock-based compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of stock options, RSUs, performance-based RSUs and market-based awards.  These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding using the treasury stock method; however, performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period).  We view the true cost of stock options, RSUs, performance-based RSUs and market-based awards as the dilution to our share base, and such awards are included in our shares outstanding for Adjusted EPS purposes as described above under the definition of Adjusted EPS.  Upon the exercise of certain stock options and vesting of RSUs, performance-based RSUs and market-based awards, the awards are settled, at the Company’s discretion, on a net basis, with the Company remitting the required tax-withholding amount from its current funds.

Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions.  At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as content, technology, customer lists, advertiser and supplier relationships, are valued and amortized over their estimated lives.  Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization.  An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value.  We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value.  These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

Free Cash Flow

We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes.  In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events.  We manage our business for cash and we think it is of utmost importance to maximize cash — but our primary valuation metrics are Adjusted EBITDA and Adjusted EPS.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call, which will be held at 8:30 a.m. Eastern Time on February 2, 2017, may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements.  These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, IAC’s business prospects, strategy and anticipated trends in the industries in which IAC’s businesses operate and other similar matters.  These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: changes in senior management at IAC and/or its businesses, changes in our relationship with, or policies implemented by, Google, adverse changes in economic conditions, either generally or in any of the markets in which IAC’s businesses operate, adverse trends in any of the industries in which IAC’s businesses operate (primarily the online advertising, general advertising and dating industries), our dependence on third parties to drive traffic to our various websites and distribute our products and services in a cost-effective manner, our ability to attract and convert visitors to our various websites into users and customers, our ability to offer new or alternative products and services in a cost-effective manner and consumer acceptance of these products and services, our ability to build, maintain and/or enhance our various brands, our ability to develop and monetize mobile versions of our various products and services, foreign currency exchange rate fluctuations, changes in industry standards and technology, the integrity and scalability of our systems and infrastructure (and those of third parties), our ability to  protect our systems from cyberattacks, operational and financial risks relating to acquisitions, our ability to expand successfully into international markets and regulatory changes. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission.  Other unknown or unpredictable factors that could also adversely affect IAC’s business, financial condition and results of operations may arise from time to time.  In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate.  Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC management as of the date of this press release.  IAC does not undertake to update these forward-looking statements.

About IAC

IAC (NASDAQ: IAC) is a leading media and Internet company comprised of widely known consumer brands such as HomeAdvisor, Vimeo, About.com, Dictionary.com, The Daily Beast, Investopedia, and Match Group’s online dating portfolio, which includes Match, Tinder, PlentyOfFish and OkCupid.  The company is headquartered in New York City and has offices worldwide.

Contact Us

IAC Investor Relations

Mark Schneider

(212) 314-7400

IAC Corporate Communications

Isabelle Weisman

(212) 314-7361

IAC

555 West 18th Street, New York, NY 10011 (212) 314-7300 http://iac.com

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